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                     10-D Draft Management and Use Agreement
                          between the Association and Wilderness
                          Hotel & Resort, Inc.



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                          MANAGEMENT AND USE AGREEMENT


         AGREEMENT made this ___ day of ____________, 1997 between WILDERNESS HOTEL CONDOMINIUM ASSOCIATION, INC. (the "Association") and WILDERNESS HOTEL & RESORT, INC. (the "Manager").

                                    RECITALS

         WHEREAS, Association, a non-profit corporation of which all unit owners of the Wilderness Hotel Condominium, a hotel condominium (the "Condominium") are members, and Manager desire to enter into an agreement under which Manager agrees to (a) manage the Condominium's affairs, (b) act as manager for those condominium unit owners (the "Unit Owner" or "Owner") who desire to rent Owner's unit (the "Unit") and engage Manager to locate persons desirous of occupying Owner's Units ("Occupants") and to charge for such occupancy, and (c) rent and manage certain Common Elements of the Condominium in order to provide services to Unit Owners; and

         WHEREAS, the Association believes that an agreement for management between the Manager and the individual Unit Owners may lead to confusion and disparity and both parties are willing to abide by the terms of a management agreement between the Association and the Manager;

         NOW, THEREFORE, in consideration of the mutual covenants herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         A. MANAGEMENT AGREEMENT

         1. Manager's Appointment by Association. Association hereby appoints Manager and Manager hereby accepts appointment, on the terms and conditions hereinafter provided, as managing agent of the Condominium known as The Wilderness Hotel Condominium, a hotel condominium, with the duties specified in paragraph 3 below. Manager fully understands that the function of the Board of Directors of the Condominium (the "Board") is the operation and management of the Condominium; and Manager agrees, notwithstanding the authority given to Manager in this Agreement, to confer fully and freely with the Board in the performance of its duties as herein set forth and to attend meetings of Unit Owners and the Board at any reasonable time or times requested by the Board.

         2. Compensation as Manager. Except as expressly set forth herein, the sole compensation which Manager shall be entitled to receive from Association for services performed for Association under this Agreement shall be a fee computed and payable monthly in an amount equivalent to one hundred and twenty-five percent (125%) of the actual cost to perform the management duties pursuant to the agreement.

         3. Manager's Duties to Association. Manager agrees to manage, operate and maintain the Condominium according to standards consistent with the overall plan of the Board and agrees to perform the management function and do all things normally expected of



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management in a hotel condominium project, including but not limited to the following:

                  a. Manager shall clean and perform ordinary maintenance of the Condominium's Common Elements. Manager's duties hereunder shall include, but not be limited to, maintenance and repair of the entryways, meetings rooms and other areas constituting Common Elements within buildings.

                  b. Manager shall manage, operate and maintain any personal property acquired by the Association for the use and benefit of the Unit Owners and other occupants of the Condominium including, if the Board so determines, charging a reasonable price for the use and consumption thereof (the "Personal Property").

                  c. Manager shall use its best efforts to collect all assessments and special assessments as determined by the Board and any revenue from the use and consumption of the Personal Property. Such collections shall be deposited into the account established pursuant to paragraph 3(l) below. Manager shall pay, out of such account, all the costs associated with management of the Condominium and the Personal Property and cleaning, maintenance, repair, replacement and alteration of the Common Elements and Limited Common Elements that are the responsibility of Association hereunder, that are authorized by the Board, or that are listed in the annual budget.

                  d. Manager shall hire in its own name all managerial and other personnel it deems appropriate in order to perform its duties hereunder. Compensation for the services of such employees shall be the responsibility of Manager. In lieu thereof, Manager may contract in its own name and at its own expense for any such services. Manager shall also provide, at its own expense, all supplies and equipment necessary or appropriate to perform such services. Manager may arrange, but the Association shall pay, for utility services for which Association (as opposed to the Unit Owners) is responsible under the Declaration and By-Laws.

                  e. Except in the event of an emergency, Manager shall notify the Board of the need to repair, replace, alter and add to Common Elements, when such expenses exceed $1,000. (Any repair, replacement, alteration or addition costing less than $1,000 shall be deemed ordinary maintenance.) The Board may designate the Manager to perform the repairs, replacements, alterations and additions in an emergency, and Manager may undertake such emergency repairs without consulting the Board. Manager shall make such repairs, replacements, alterations and additions with its own employees, by contracting with third parties in the name of Association, or by a combination of both. Association shall be responsible for the payment of all amounts necessary to effect such repairs, replacements, alterations and additions.



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         To the extent that the work is performed by employees of Manager,
         Association shall compensate Manager by paying it 125% of the materials, wages, or salaries of the employees performing such work for the actual time that they performed such work, which amounts Association shall pay promptly after receipt of an invoice from Manager. Manager shall keep accurate records of any such work.

                  f. Manager shall keep detailed accurate records in chronological order, of the receipts and expenditures affecting the Common Elements and itemizing the maintenance and repair expense of the Common Elements and any other expenses incurred. Records and vouchers authorizing the payments rendered shall be available for examination by the Unit Owners at convenient hours of working days. Manager shall, as a common expense, furnish the Association with a copy of an annual compilation of such books and records.

                  g. Manager will prepare at its own expense, with the assistance of an accountant, if need be, an operating budget setting forth an itemized statement of the anticipated receipts and disbursements for the new fiscal year based upon the then current schedule of monthly assessments, and taking into account the general condition of the Condominium. Each such budget shall be submitted to the Board in final draft at least 30 days prior to the commencement of the annual period for which it has been made. The budget shall serve as a supporting document for the schedule of monthly assessments proposed for the new fiscal year.

                  h. Manager shall not expend more than the total amount budgeted in any fiscal year of the Association, nor exceed by more than 5% the amount budgeted for any individual item in any such fiscal year, without first obtaining the prior written consent of the Board, except in the event of an emergency.

                  i. Manger shall maintain businesslike relations with the Unit Owners whose service requests shall be received, considered and recorded in systematic fashion in order to show the action taken with respect to each. Complaints of a serious nature shall, after thorough investigation, be reported to the Board with appropriate recommendations as part of a continuing program to resolve such complaints and to provide for the full discharge of responsibilities of the Manager and Unit Owners with reference thereto.

                  j. Manager shall cause to be placed and kept in force all of those policies of insurance which are required by Article XI of the Declaration of the Condominium, or authorized by the Board. Association shall pay all premium costs, and assess the individual Owners prorated share thereof. All of the various types of insurance shall be placed with such companies, in such amounts, and with such beneficial interests appearing therein as shall be acceptable



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         to the Board. Manager may have itself, the Declarant and appropriate affiliates listed as additional insureds. Manager shall promptly investigate and make a full written report as to all accidents or claims for damage covered by any such policy of insurance and shall cooperate and make any and all reports required by any insurance company in connection therewith.

                  k. Manager shall, to the best of its ability, arrange for whatever additional services are requested by Unit Owners beyond the scope of regular condominium services. These extra services will be billed to the Unit Owner who requests the services on a time and material basis.

                  l. Manager shall establish and maintain a separate bank account for the deposit of the moneys of the Condominium with authority to draw thereon for any payments to be made by Manager to discharge any liabilities or obligations of Association incurred pursuant to this Agreement, including the payment of the management fee.

         B. USE AGREEMENT

         4. Identification of Property To Be Used. Subject to the conditions hereinafter expressed, Association hereby grants use rights to Manager for the following property (collectively "Use Property"):

            a. that part of the Condominium designated "meeting rooms" on the Plat of Condominium for the Wilderness Hotel Condominium ("Meeting Rooms");

            b. that part of the Condominium designated "lockerrooms and restrooms" on the Plat of the Condominium (collectively "Lockerrooms");

            c. the telephone wiring system serving the Common Elements, each Unit and any other outlet on the Condominium ("Telephone System");

            d. that part of the Common Elements as may be mutually agreed between Association and Manager as a location for video, pinball and other games ("Game Room"); and

            e. that part of the Common Elements as may be mutually agreed between Association and Manager as a location for food and drink vending machines or other means of selling food and drink ("Vending Area").



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         5. Consideration. The obligations of the Manager pursuant to this
Agreement shall be the consideration for the Manager's use of the Use Property. The parties hereto agree and this consideration is sufficient and adequate.

         6. Use of Property. The Meeting Rooms shall be available for use of Owners and the Occupants of the Condominium and Wilderness Hotel & Resort for meetings and gatherings. The showers shall be available for use of the Owners and the Occupants of the Condominium and Wilderness Hotel & Resort. Manager shall use the Game Room and Vending Area only for the installation of Games to be played and Vending Equipment to be used by Occupants of the Condominium or the Wilderness & Resort.

         7. Use of Telephone Equipment. The Association agrees to allow the Manager to install telephone hardware equipment in each of the Units. The Manager's telephone hardware equipment shall be the sole and exclusive telephone hardware equipment in all of the Units. Manager agrees to operate the telephone hardware equipment in conjunction with the telephone operations at the Wilderness Hotel & Resort. All income from the telephone operations shall be paid to the Manager.

         8. Covenant of Quiet Enjoyment. Manager, upon performing all the other terms of this Agreement, shall quietly have and enjoy the Property during the term of this Agreement without hindrance or interference by anyone claiming by or through Association or any Unit Owner.

         9. Maintenance of the Property. Manager shall, at its own expense, clean and perform ordinary maintenance on the Property in order to maintain it in good and tenantable condition. Association shall be responsible for all structural repairs and replacements to the Property, including but not limited to the replacement of the Telephone System once it becomes obsolete or requires replacement for any other reason. Manager shall perform all cleaning, maintenance, repairs and replacement to the Meeting Rooms, Lockerrooms, Games, Vending Equipment and any personal property which it places in the Common Elements. Each party shall perform those cleaning, maintenance, repairs and replacements for which it is responsible promptly, as and when necessary.

         10. Taxes. Association or the Unit Owners of the Condominium shall pay all real and personal property taxes on the Common Areas and the Property and personalty owned by the Association. Manager shall pay all personal property taxes on the Equipment and the personal property owned by Manager and placed in the Common Elements. If the governmental authorities with taxing jurisdiction do not separate the taxes on the personal property owned by or leased to Manager from the taxes on the personal property of the Association, the parties shall agree on a fair and reasonable means of allocating such taxes based on the relative values of such personal property.



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         11. Utilities. Association shall pay all electric, gas, water, sewer and other public utility charges attributable to the Property and the personal property thereon during the term of this Agreement at the time such charges become due and payable. If such charges are not separately metered from charges payable by Wilderness Hotel & Resort and/or Unit Owners, the parties shall allocate such charges on a fair and reasonable basis.

         12. Charges to Unit Owners, Occupants and Guests. Manager may charge Unit Owners and Occupants for each telephone call that they or their guests place from the Unit.

         13. Insurance. As set forth in paragraph 3.j above, Manager shall cause to be placed and kept in force certain policies of insurance on behalf of Association and Owners, including a policy of fire and extended hazards insurance protecting all of the Property. Manager shall, at its own expense, during the terms hereof, maintain fire and extended hazards insurance protecting the Manager's personal property located on the Property. Manager shall also secure, and the Association shall pay for a policy of public liability and property damage insurance with respect to all of its obligations under this Agreement, including its operations with respect to and upon the Property, protecting Manager against such liability. Any policy taken out by Manager shall have limits of at least $3,000,000 for personal injury and $500,000 for property damage.

         14. Damage or Destruction. Except as limited below, if, during the term of this Agreement, fire or other casualty shall so damage or destroy any element of the Property that it is untenantable or unfit for use, either Association or Manager may terminate this Agreement upon thirty (30) days written notice to the other. Except as limited below, if such damage does not render any of the elements of the Property untenantable or unfit for use, Association or Manager may so terminate this Agreement only if Association shall fail or refuse, within thirty (30) days after such destruction, to agree in writing to restore the same within ninety (90) days of such destruction.

         15. Alterations, Improvements. Except as otherwise provided herein, Manager shall not make any alterations or improvements to the Property, except with the prior consent of Association and upon such terms to which Association agrees.

         16. Fixtures. Manager may install the Games, Vending Equipment and any other machinery, equipment, apparatus and trade fixtures in the Property (including but not limited to the Equipment) without obtaining the prior written consent of Association. Manager shall have the right to remove from the Property all such Games, Vending Equipment, machinery, apparatus, equipment and fixtures prior to the expiration of the Agreement, whether or not they are attached to the real estate, and Manager shall restore and repair said damage to the Property caused by such removal, if so requested by Association.



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         17. Right of Entry. Association and the Unit Owners may enter the
Common Elements, Game Room and Vending Area at any time at which they are open and may use the Telephone System at any time during normal business hours. Manager shall establish and post the times at which the Common Elements, Game Room and Vending Area shall be open.

         18. Signs. Manager shall have the right to erect identification signs throughout the Property.

         19. Compliance With Applicable Laws. Manager, at its sole expense, shall comply with all laws, orders, and regulations of federal, state and municipal authorities, and with any lawful direction of any public office, which shall impose any duty upon Association or Manager with respect to Manager's activities on the Property. Manager, at its sole expense, shall obtain all required licensees or permits for the conduct of its business of the Property, and Association, when necessary, will join with Manager in applying for all such permits or licenses.

         20. Assignment and Sublease. Manager may assign, mortgage, or encumber its rights under this Lease, or sublet or permit the Property or any part thereof to be used by others.

         21. Default. Neither Manager nor Association shall be deemed to have defaulted or committed a breach of any covenant under this Lease unless it has received written notice of such default or breach and failed to remedy such default or breach within thirty (30) days of receipt of such notice. Any dispute arising from an alleged breach of any other covenant by either party shall be resolved by arbitration, as set forth below.

         C. MISCELLANEOUS

         22. Use of Name of Condominium. To the extent that the Association has the right to use the name of the Condominium, it consents to Manager's non-exclusive use of the name of the Condominium in any advertisements that it places for the use of the occupancy Units.

         23. Term. The initial term of this Agreement shall commence on the day first written above and continue for an initial twenty (20) year term. Thereafter, it shall automatically renew for like twenty (20) year terms, unless otherwise terminated as provided herein.

         24. Declaration and By-Laws. Manager shall make reasonable efforts to fulfill its duties under this Agreement in conformity with the provisions of the Declaration and By-Laws of the Condominium.

         25. Definitions. Any terms not defined herein shall have the meaning set forth in the Declaration.



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         26. Termination. This Agreement may be terminated at any time by
Manager upon sixty (60) days written notice. Upon assignment by Manager, this contract may be terminated by the Association upon sixty (60) days written notice. Subsequent to the initial election of the Association officers by the Unit Owners (other than Agent or Wilderness Development Corporation), either party may terminate this Agreement at any time by giving the other party at least ninety (90) days written notice of its intent to terminate this Agreement. Upon the initial approval of this Agreement by the Association after the initial election of the Association officers by the Unit Owners (other than Agent or Wilderness Development Corporation) termination of this Agreement by the Association may be effectuated by the Association only upon: (a) Manager's default and written notice to Manager of such default and Manager's right to cure any alleged default within thirty (30) days of Manager's receipt of such written notice; or (b) at least ninety (90) days prior to the expiration of any term, written notice to Manager of the Association's intent not to renew this Agreement for an additional twenty (20) year term, or (c) upon mutual written agreement between the Association and Manager.

         27. Arbitration. Except as expressly provided herein, any controversy between the Manager and Association arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration. Either party may notify the other that it intends to ask for arbitration at any time. If the parties cannot resolve their disagreement within twenty (20) days of such notification or cannot mutually agree on a third party to arbitrate their dispute, either party may request the Chief Judge of the Sauk County Circuit Court, or if there is none, the Judge of Branch 1, to designate such arbitrator. Any such arbitration shall be conducted in accordance with the procedure set forth in Chapter 788 of the Wisconsin Statutes or any successor thereto. The parties shall divide equally the fees and expenses of the arbitrator. The arbitrator shall have the power to award the victorious party part or all of its costs, including reasonable attorneys fees, if the arbitrator believes the other party was acting in bad faith in failing to reach agreement prior to or during arbitration.

         28. Entire Agreement. This Agreement shall constitute the entire agreement between the contracting parties, and no alleged prior agreements, either oral or in writing, shall be valid and enforceable.

         29. Captions. The captions in this Agreement are for the convenience of the parties only, and shall not be used to construe the meaning of any provision.

         30. Enforceability. If any provision of this Agreement or any specific application shall be invalid or unenforceable, the remainder of this Agreement, or the application of the provisions in other circumstances, shall not be affected, and each provision shall be valid and enforceable to the fullest extend permitted by law.



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         31. Notices. Any notice required to be given to Association or Manager shall be sent or personally delivered to the following addresses respectively:

         To Association:

         Wilderness Condominium Association, Inc.
         511 East Adams Street
         Wisconsin Dells, WI 53965

         To Manager:

         Wilderness Hotel & Resort, Inc.
         511 East Adams Street
         Wisconsin Dells, WI 53965

         With a Copy to:

         Attorney Timothy C. Sweeney
         and Attorney Patrick S. Sweeney
         Sweeney & Sweeney, S.C.
         440 Science Drive, 4th Floor
         Madison, WI 53711

Either party shall notify the other of a change of address.



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         32. Successors and Assigns. This Agreement shall inure to the benefit of and bind the parties, and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ASSOCIATION:
WILDERNESS HOTEL CONDOMINIUM ASSOCIATION, INC.
BY: WILDERNESS HOTEL & RESORT, INC., ONE OF ITS DECLARANTS



BY:______________________________________
            Thomas J. Lucke, President
                                                             -NO CORPORATE SEAL-

ATTEST:___________________________________
          S. Peter Helland, Jr., Secretary


MANAGER:
WILDERNESS HOTEL & RESORT, INC.


BY:_______________________________________
            Thomas J. Lucke, President

                                                             -NO CORPORATE SEAL-
ATTEST:___________________________________
          S. Peter Helland, Jr., Secretary



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